SUBSCRIPTION AGREEMENT

                           OFFICE MANAGERS, INC.
                           (A Nevada Corporation)
                     136 East South Temple, Suite 1600
                         Salt Lake City, Utah 84111


     The prospective purchaser who is signing below hereby tenders this Purchase Offer and applies for the purchase of the number of Units set forth below, in Office Managers, Inc., (hereinafter "Corporation") at a price of $.10 per Unit. Each Unit shall contain one share of common stock, $.001 par value, one redeemable A warrant to purchase an additional share of common stock for $.50 per share for one year and one redeemable B warrant to purchase an additional share of common stock for $1.20 per share. The prospective purchaser encloses a check payable to "Brighton Bank as Escrow Agent for Office Managers, Inc." in the amount set forth below for such units. The prospective purchaser understands that such funds will be held by Brighton Bank, 311 South State Street, Salt Lake City, Utah 84111, as Escrow Agent for a period of up to 90 days (or an additional 30 days if so extended by the Company, for a total of 120 days), from the date of the Prospectus or until such time when 2,000,000 units have been purchased. The prospective purchaser further understands that such funds will be returned promptly to the prospective purchaser in the event that at least 2,000,000 units are not purchased and the payments therefor are not made within 120 days from the date of the Prospectus. The prospective purchaser hereby acknowledges receipt of a copy of the Prospectus.

     The prospective purchaser further hereby represents and warrants as follows:

     (1) He, if a person, is at least 21 years of age and , whether or not a person, has adequate means of providing for his current needs and personal or other contingencies and has no need for liquidity in his investments.

     (2) He understands that this purchase offer does not become a purchase agreement unless the check submitted with the purchase offer is promptly paid by the bank upon which it is drawn and until the offer is accepted by a duly authorized officer or agent of the Company. The Company may accept or reject any or all of the offer.

     (3) He hereby acknowledges and agrees that he is not entitled to cancel, terminate or revoke this purchase offer or any agreements of the prospective purchaser hereunder and that such purchase agreements shall survive death, disability or transfer of control of the prospective purchaser.


                                     1


     Dollar Amount of Purchase Offer:        ___________________________


     Number of Units of Purchase Offer: ________________________________



     Special Instructions:              ________________________________

__________________________________________________________________________


________________________________        __________________________
Name of Prospective Purchaser           Home Telephone Number

                                        __________________________
                                        Business Telephone Number

__________________________________________________________
Residence Street Address, if a person, or Principal Office
Address, if a business


_______________________________________________________
City          State      Country        Zip Code


______________________________________________________________________
Mailing Address (If different)


________________________________________
Taxpayer Identification or Social Security Number

                                   ________________________________
                                   Signature Prospective Purchaser

Accepted by Office Managers, Inc.


____________________________________
Signature of Officer or Agent


Date: __________________________